Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 194,531,961.16	0.0001381	$ 26,864.86
Fees Previously Paid
	Total Transaction Valuation:	$ 194,531,961.16
	Total Fees Due for Filing:			$ 26,864.86
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 26,864.86
Offering Note
[1]	(1) In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the maximum number of securities to which this transaction applies is 6,685,011 shares of Tamboran common stock. (2) Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11 under the Exchange Act. The proposed maximum aggregate value of the transaction is calculated based on the sum of (a) $23,663,080, which represents the maximum aggregate cash consideration estimated to be paid by Tamboran to Falcon in connection with the completion of the transactions contemplated by that certain arrangement agreement (as amended, the "arrangement agreement"), dated as of September 30, 2025, by and among Tamboran, Tamboran (Beetaloo) Pty Ltd, Tamboran Resources Investments Holding Corporation and Falcon Oil & Gas Ltd. ("Falcon"), and (b) $170,868,881.16, representing 6,685,011 shares of Tamboran common stock, which represents the maximum number of shares of Tamboran common stock to be issued by Tamboran in connection with the (i) completion of the transactions contemplated by the arrangement agreement and (ii) compulsory acquisition of the remaining 1.9% of the issued and outstanding equity interests of Falcon Oil & Gas Australia Limited, multiplied by $25.56, which is the average of the high and low price per share of Tamboran common stock as reported on the New York Stock Exchange on January 7, 2026. (3) In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A